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                                                                 EXHIBIT 4.28


                                360NETWORKS INC.

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


                  THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 22nd day of April, 2001 (the "Effective Date"), by and between 360NETWORKS INC., a corporation continued under the laws of Nova Scotia (the "Company"), and GREGORY B. MAFFEI (the "Purchaser") (collectively, the "Parties"). This Agreement is an amended and restated version of the Stock Purchase Agreement made as of December 22, 1999 between the Company and the Purchaser (the "Original Stock Purchase Agreement"), a copy of which is attached as Schedule A. The parties acknowledge and agree that the Original Stock Purchase Agreement set forth the complete and exclusive terms and conditions of the agreement between the parties with respect to the subject matter thereof for the period commencing on December 22, 1999 and ending on the date hereof.

                                    RECITALS

                  WHEREAS, the Company and the Purchaser have entered into an Employment Agreement, dated December 22, 1999, pursuant to which the Company has agreed to employ the Purchaser, and the Purchaser has agreed to serve as the President and Chief Executive Officer of the Company (the "Employment Agreement"); and

                  WHEREAS, the Company issued, and Purchaser acquired, stock of the Company as herein described, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, IT IS AGREED between the Parties as follows:

         Section 1 PURCHASE AND SALE OF STOCK. On December 22, 1999, Purchaser purchased from the Company, and the Company sold to Purchaser, an aggregate of thirty one million (31,000,000) shares of common stock of the Company (as of the date of this Agreement, such shares have become sixty two million (62,000,000) shares), of which twenty six million eighty thousand (26,080,000) shares were Class A Non-voting Shares of the Company (the "Class A Shares") (as of the date of this Agreement, such shares have become fifty two million, one hundred sixty thousand (52,160,000) Subordinate Voting Shares) and four million nine hundred twenty thousand (4,920,000) shares were Class C Multiple Voting Shares of the Company (the "Class C Shares") (as of the date of this Agreement, such shares have become nine million, eight hundred forty thousand (9,840,000) Multiple Voting Shares) (collectively, the "Shares"), at two dollars and fifty cents (U.S. $2.50) per share (the "Purchase Price Per Share") (as of the date of this Agreement, equivalent to US $1.25 per currently issued share), for an aggregate purchase price of seventy seven million five hundred thousand dollars (U.S. $77,500,000) (the "Purchase Price"). The Purchase Price was paid by certified check or wire transfer. The Company caused its affiliate 360finance ltd. to lend the Purchase Price to Purchaser against delivery of a promissory note payable to 360finance ltd. in the form attached hereto at TAB 1. The closing hereunder, including the loan of the Purchase Price and payment for and delivery of the Shares, has occurred.


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         Section 2 REPURCHASE OPTION.


                  (a) REPURCHASE OPTION. In the event Purchaser's employment by the Company, (A) terminates for any or no reason, or (B) [Clause deleted.] then the Company shall have an irrevocable option (the "Repurchase Option"), which shall be exercisable during the ninety (90) day period after said termination or such longer period as may be agreed to by the Company and the Purchaser in writing, to repurchase from Purchaser for the Option Price, subject to adjustment pursuant to Section 2(d), that number of Shares that have not ceased to be subject to the Repurchase Option in accordance with the provisions of
Section 2(b) below as of such termination date.

                  (b) LAPSE OF REPURCHASE OPTION.

                      (i) GENERAL PROVISIONS. Seventy five percent (75%) of the Shares, all of which will be Class A Shares, shall initially be subject to the Repurchase Option and, therefore, 7,750,000 Shares (as of the date of this Agreement, post-split, 15,500,000 Shares), of which 4,920,000 Shares will be Class C Shares (as of the date of this Agreement, 9,840,000 Multiple Voting Shares) and 2,830,000 Shares will be Class A Shares (as of the date of this Agreement, 5,660,000 Subordinate Voting Shares), became immediately vested upon the execution of the Original Stock Purchase Agreement and will never be subject to the Repurchase Option; [Clause deleted]. Subject to the provisions of Section 2(b)(ii) and Section 2(b)(iii) of this Agreement, the Shares that are initially subject to the Repurchase Option shall cease to be subject to the Repurchase Option according to the following schedule, provided that the Purchaser is employed by the Company (or a parent or subsidiary of the Company) on such date:

------------------------------------------ ------------------------------------
                    Date Number of Shares that cease to be subject to the Repurchase Option
------------------------------------------ ------------------------------------
             December 22, 2000                           6,200,000
                                              (12,400,000 post-split shares)
    The last day of each calendar month                   568,332
        following December 22, 2000            (1,136,664 post-split shares)
------------------------------------------ ------------------------------------

                      (ii) CHANGE OF CONTROL PROVISIONS. Notwithstanding the preceding provisions of Section 2(b)(i): (A) upon the occurrence of a Change of Control, 40% of the remaining unvested Shares shall cease to be subject to the Repurchase Option (i.e., the Repurchase Option shall lapse on such date with respect to 40% of the Shares that remain subject to the Repurchase Option immediately prior to such date), and (B) if at any time during the two-year period immediately following the occurrence of a Change of Control, Purchaser ceases for any reason other than a termination of service or employment by the Company or its successor for Cause pursuant to Section 5(a) of the Employment Agreement or by the Executive without Good Reason pursuant to Section 5(d) of the Employment Agreement, to be (1) a member of the Board of the surviving entity, and/or (2) the President and/or Chief Executive Officer of the surviving entity on terms that are at least as favorable as the then current terms of the Employment Agreement, then 100% of the remaining unvested Shares shall cease to be subject to the Repurchase Option (i.e., the Repurchase Option shall lapse in its entirety on the date Purchaser ceases to be the President, Chief Executive Officer, or a member of the Board of the surviving entity).


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                      (iii) TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD
REASON. Notwithstanding the preceding provisions of Section 2(b)(i), upon the earliest to occur of: (a) the date that Purchaser's employment is terminated by the Company without Cause pursuant to Section 5(d) of the Employment Agreement; or (b) the date that Purchaser's employment is terminated as a result of his death or Disability pursuant to Section 5(b) of the Employment Agreement, or (c) the date the Purchaser terminates his employment with the Company for Good Reason pursuant to Section 5(c) of the Employment Agreement (clauses (a), (b) and (c) each being a "Termination Event" and, collectively, the "Termination Events"), [Clause deleted] twenty two percent (22%) of the Shares will cease to be subject to the Repurchase Option.

         (c) EXERCISE OF REPURCHASE OPTION. The Repurchase Option shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in
Section 19(a). Such notice shall identify the number of Shares to be purchased and shall notify Purchaser of the time, place and date for settlement of such purchase, which shall be scheduled by the Company within thirty (30) days of receipt of such notice. The Company, or any assignee or assignees of the Company, shall, at its or their option, pay for any Shares purchased pursuant to the Repurchase Option by certified check, by payment to the party specified pursuant to the Master Agreement dated April 22, 2001 (the "Master Agreement") and made between the Company, Purchaser and Worldwide Fiber Holdings Ltd. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company, or any assignee or assignees of the Company (as applicable), shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name or the name of any assignee or assignees of the Company the Shares being repurchased by the Company, or any assignee or assignees of the Company without further action by Purchaser.

         (d) ADJUSTMENTS TO STOCK. If, from time to time, during the term of the Repurchase Option there is any change affecting the outstanding Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating, dividend, combination of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property which Purchaser receives and/or to which Purchaser is entitled by reason of Purchaser's ownership of Shares shall be immediately subject to the Repurchase Option and be included in the word "Shares" for all purposes of the Repurchase Option with the same force and effect as the Shares currently subject to the Repurchase Option, but only to the extent the Shares are, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per Share upon exercise of the Repurchase Option shall be appropriately adjusted.

         (e) TERMINATION OF REPURCHASE OPTION. Section 2 of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever first occurs.


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         (f) ASSIGNMENT. The Repurchase Option hereunder shall be
assignable by the Company at any time or from time to time, in whole or in part.

     Section 3 [DELETED.]

     Section 4 DEMAND REGISTRATION RIGHTS.

         (a) REQUEST FOR REGISTRATION. Subject to Section 4(b) of this Agreement, Purchaser shall be entitled to make a written request ("Demand Registration Request") to the Company for registration with the Commission under and in accordance with the provisions of the Securities Act of all or part of the Shares owned by him (a "Demand Registration") (which Demand Registration Request shall specify the intended number of Shares to be disposed of by Purchaser and the intended method of disposition thereof); provided, that the Company may, if the Board so determines in the exercise of its reasonable, good faith judgment that due to a pending or contemplated acquisition or disposition or public offering or other similar occurrence it would be inadvisable to effect such Demand Registration at such time, defer such Demand Registration for a single period not to exceed one hundred eighty (180) days; provided, however, in the event that the Company proposes to register shares of its stock under the Securities Act, whether or not for sale for its own account, during such single period, Purchaser shall have the right to exercise his Incidental Registration Rights as outlined in Section 5 of this Agreement with respect to such registration. Within ten (10) days after receipt of such request, the Company will use its best efforts to effect the registration under the Securities Act of the Shares which the Company has been so requested to register by Purchaser.

         (b) NUMBER OF DEMAND REGISTRATIONS. At any time on or after September 7, 2001, Purchaser shall be entitled to make one Demand Registration Request at any time; PROVIDED, that (i) the number of Shares subject to any such Demand Registration represents at least twenty five percent (25%) of the number of Shares held, directly or indirectly, by Purchaser immediately prior to his Demand Registration Request, (ii) the Company shall not be obligated to effect more than one Demand Registration AND (iii) Purchaser shall not be entitled to make a Demand Registration Request during any period during which (A) all of the Shares may be freely transferred at the same time pursuant to Rule 144 promulgated under the Securities Act, or (B) all of the Shares have been properly registered on a registration statement, such registration statement is effective under the Securities Act and all of the Shares may be freely transferable pursuant to such registration statement.

         (c) EFFECTIVE REGISTRATION AND EXPENSES. A registration will not count as a Demand Registration until it has become effective (unless Purchaser withdraws the Shares, in which case such demand will count as a Demand Registration unless Purchaser agrees to pay all Registration Expenses). The Company shall be solely responsible for any and all costs and expenses of all registrations and qualifications under the Securities Act, and of all other actions the Company is required to take in order to effect the registration of Shares under the Securities Act whether pursuant to this Agreement or otherwise.

         (d) PRIORITY ON DEMAND REGISTRATIONS. If the offering of Purchaser's Shares pursuant to such Demand Registration is in the form of an underwritten offering and the managing underwriter or underwriters of such offering advise the Company and Purchaser in


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writing that in their opinion the number of Shares requested to be included in such offering is sufficiently large to adversely affect the success of such offering, the Company will include in such registration the aggregate number of shares which in the opinion of such managing underwriter or underwriters can be sold without any such adverse effect, and such amount shall be allocated in the following order of priority: (i) first, the Shares of the Purchaser subject to any such Demand Registration and (ii) second, any shares of common stock that the Company or any other holder proposes to sell.

     Section 5 INCIDENTAL REGISTRATION RIGHTS. As of December 22, 1999, the Company, certain shareholders of the Company and the Purchaser entered into a Joinder to the Shareholders Agreement substantially in the form attached hereto at TAB 5, which provides that for purposes of Section 2.2 and all related Sections of the Registration Rights Agreement, Purchaser shall constitute, and shall be entitled to all of the benefits, rights and features associated with being, a "Holder of record of Registrable Securities."

     Section 6 COMMITMENT TO REGISTER SHARES. As soon as permitted under the Securities Act following an IPO, the Company will register the Shares purchased or otherwise acquired by the Purchaser pursuant to this Agreement on a Form S-8 and/or such other form as may be required to permit the sale of such Shares then held by Purchaser or any "permitted transferee," within the meaning of Form S-8 and/or any other applicable form, in the public market without any restriction, other than restrictions that arise from the volume limitations of Rule 144.

     Section 7 ADDITIONAL REGISTRATION RIGHTS. If at any time, whether before or after the Effective Date, the Company has granted or grants to any individual or entity (an "Additional Investor") rights to register under an effective registration statement pursuant to the Securities Act any shares of common stock owned, directly or indirectly, by such Additional Investor, then the Company shall also grant such registration rights to Purchaser with respect to any Shares to the extent that such registration rights granted to such Additional Investor in any way exceed, supplement, or otherwise provide increased benefit or protection to such Additional Investor than the registration rights granted to Purchaser under Sections 4, 5 or 6 of this Agreement; provided, that, the Company will not grant registration rights to any Additional Investor unless approved by the Board.

     Section 8 [Deleted.]

     Section 9 ESCROW OF UNVESTED STOCK. As security for Purchaser's faithful performance of the terms of this Agreement and to insure the availability for delivery of Shares upon exercise of the Repurchase Option herein provided for, Purchaser agrees, immediately upon receipt of the Stock certificate(s) evidencing the Shares, to deliver to and deposit with Worldwide Fiber Holdings Ltd. or a corporate trustee selected pursuant to the process provided in the Master Agreement ("Escrow Agent"), as Escrow Agent in this transaction, three
(3) Stock assignments duly endorsed (with date and number of shares blank) in the form attached hereto at TAB 2, together with a certificate or certificates evidencing all of the Shares subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Master Agreement. As Shares cease to be subject to the Repurchase Option, they shall be dealt with in the manner provided in the Master Agreement.


                                     - 5 -
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     Section 10 RIGHTS OF PURCHASER. Subject to the provisions of Sections 3,
4, 5, 6, 7 or 8 of this Agreement, Purchaser shall exercise all rights and privileges of a stockholder of the Company with respect to the Shares from and after the date that Purchaser delivered payment of the Purchase Price until such time as Purchaser disposes of the Shares or the Company, or any assignee or assignees of the Company, exercises its or their right to repurchase the Shares pursuant to Section 2 of this Agreement. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Shares and for the purpose of exercising any voting rights relating to such Shares, even if some or all of such Shares have not yet vested and been released from the Repurchase Option.

     Section 11 LIMITATIONS ON TRANSFER. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares while the Shares are subject to the Repurchase Option. After any Shares have been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions of this Agreement and applicable securities laws. Notwithstanding anything to the contrary in this Section and to the extent permitted by applicable securities laws, the following transfers of shares will be exempt from this Section 11: (i) the transfer of any or all of the Shares during Purchaser's lifetime by gift or on Purchaser's death by will or intestacy to a Permitted Transferee (as defined below), provided that each Permitted Transferee agrees in a writing satisfactory to the Company that such Permitted Transferee will not transfer, or permit any transfer, of the equity in such Permitted Transferee to any entity other than one that also constitutes a Permitted Transferee; (ii) any transfer of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations (except that the right of first refusal will continue to apply thereafter to such Shares, in which case the surviving corporation of such merger or consolidation shall succeed to the rights of the Company under this Section 11 unless the agreement of merger or consolidation expressly provides otherwise); (iii) any transfer of Shares, pursuant to the winding up and dissolution of the Company; or (iv) any transfer of Shares to the Company or any assignee or assignees of the Company, in accordance with Sections 2 and 8 of this Agreement.

     Section 12 RESTRICTIVE LEGENDS. All certificates representing the Unvested Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the Parties hereto, including the Shareholders Agreement):

                (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY."

                (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS


                                     - 6 -
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AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE
ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                (c) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY."

                (d) Any legend required by applicable blue sky laws.


     Section 13 REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as of December 22, 1999 as follows:

                (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nova Scotia. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement.

                (b) CAPITALIZATION. As of December 22, 1999, the capitalization of the Company is set forth at TAB 4.

                (c) AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto have been taken prior to the closing. The Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

     Section 14 SECTION 83(B) ELECTION. The Parties acknowledge that Purchaser has filed or will file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the "Code") with respect to his purchase of the Shares hereunder and has reported or will report in such election that the purchase price for the Shares is equal to the fair market value of the Shares (determined without regard to restrictions that will lapse) at the time of transfer. The Parties shall not voluntarily take (and the Parties shall cause their respective affiliates not to voluntarily take) any tax reporting position that is inconsistent with such Section 83(b) election, including the valuation of the Shares. Purchaser assumes all responsibility for filing the Section 83(b) election and paying all of Purchaser's taxes resulting from such election or the lapse of the restrictions on the Shares. Purchaser acknowledges that the Company is not responsible for any tax obligation of the Purchaser regardless of his filing an election under Section 83(b) with respect to his purchase of the Shares.


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     Section 15 PROVISIONS REGARDING PROMISSORY NOTE. With respect to the promissory note of Purchaser provided for under Section 1 of this Agreement, the Company has provided or will provide or has caused or shall cause 360finance ltd. to provide an IRS Form W-8 BEN and a statement that 360finance ltd. is not a bank within the meaning of section 881(c)(3)(A) of the Code or a controlled foreign corporation within the meaning of section 881(c)(3)(C) of the Code and intends to claim exemption from U.S. Federal withholding tax under section 881(c) of the Code. The Company shall also indicate or cause 360finance ltd. to indicate whether it is entitled to treaty benefits on such Form W-8 BEN. The Company has provided or shall provide or cause 360finance ltd. to provide a duly executed Form W-8 BEN to Purchaser within thirty (30) days after Purchaser's execution of the promissory note. The Company represents, as of December 22, 1999, that neither it nor 360finance ltd. is a U.S. person (as such term is defined in section 7701(a)(30) of the Code) and agrees that it will deliver or cause 360finance ltd. to deliver to Purchaser new, accurate and complete forms or documentation prescribed by applicable law if such forms and documentation are required to be updated so as to permit such payments to be made without withholding tax or at a reduced rate of withholding tax.

     Section 16 REFUSAL TO TRANSFER. The Company shall not be required (a) to transfer on its books any Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

     Section 17 NO EMPLOYMENT RIGHTS. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser's employment for any reason at any time, with or without Cause and with or without notice.

     Section 18 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

             "Board" shall mean the Company's Board of Directors.

             "Cause" shall have the meaning set forth in Section 5(f)(i) of the Employment Agreement.

             "Change of Control" shall have the meaning set forth in Section 5(f)(ii) of the Employment Agreement.

             "Commission" shall mean the Securities and Exchange Commission.

             "Disability" shall have the meaning set forth in Section 5(f)(iii) of the Employment Agreement.

             "Exercise Date" shall mean the date on which the Company purchases Shares from the Purchaser pursuant to the Purchaser's exercise of his Put under Section 8 of this Agreement.

             "Good Reason" shall have the meaning set forth in Section 5(f)(iv) of the Employment Agreement.

             "Investor Securities" shall mean any stock or other securities of the Company held by any Investor.

             "IPO" shall have the meaning set forth in the Shareholders
Agreement.

             "Option Price" means, with respect to one (1) Share, the sum of:
(A) the Purchase Price Per Share with respect to such Share AND (B) interest thereon from and including December 22, 1999, at a rate equal to 6.20% per annum, compounded annually on December 21 in each year thereafter.

             "Permitted Transferee" shall mean: (i) Purchaser's spouse or children or grandchildren (in each case, natural or adopted), (ii) any trust established solely for such Purchaser's benefit or the benefit of such Purchaser's spouse or children or grandchildren (in each case, natural or adopted), (iii) any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such individual Purchaser or such Purchaser's spouse or children or grandchildren (in each case, natural or adopted) (or any trust for the benefit of such persons) or (iv) the heirs, executors, administrators or personal representatives upon the death of Purchaser or upon the incompetency or disability of Purchaser for purposes of the protection and management of the assets of the Purchaser.

             "Registration Rights Agreement" shall mean the Registration Rights Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.A.R.L., dated as of September 9, 1999.

             "Securities Act" shall mean the Securities Act of 1933, as amended.

             "Shareholders Agreement" shall mean the Shareholders Agreement by and among Worldwide Fiber Inc., DWF SRL, GS Capital Partners III, L.P., GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.A.R.L., Worldwide Fiber Holdings Ltd., Ledcor Inc., and The Several Shareholders Named in Schedule I, dated as of September 9, 1999, as amended to reflect the transaction(s) contemplated by this Agreement and the Employment Agreement. (The Shareholders Agreement, as so defined, was amended and restated by an Amended and Restated Shareholders Agreement dated as of April 20, 2000.)

             "Vested Shares" are Shares that have never been (i.e., all of the Class C Shares) or have otherwise ceased to be subject to the Repurchase Option.

             "Unvested Shares" are Shares that, as of a given date, remain subject to the Repurchase Option.

     Section 19 MISCELLANEOUS.

                (a) NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile transmission, three (3) days after deposit in the United States mail, certified or registered mail (return receipt requested), or one (1) business day after its deposit with any express courier (prepaid), addressed to the other party hereto at his address (or facsimile number, in the case of transmission by facsimile) hereinafter shown below its signature to this Agreement or to such other address (or facsimile number) as such party may designate by ten (10) days' advance written notice to the other party hereto.

                (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser's heirs, executors, administrators, successors, and assigns.

                (c) GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. The Parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing Seattle, Washington.

                (d) FURTHER EXECUTION. The Parties agree to execute such further instruments and to take all such further action(s) as may reasonably be necessary to carry out and consummate the purpose and intent of this Agreement.

                (e) ENTIRE AGREEMENT; AMENDMENT. This Agreement and each of the Tabs thereto, the Employment Agreement and each of the Exhibits thereto, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the Parties hereto.

                (f) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

                (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                (h) HEADINGS. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless specifically indicated otherwise, all references herein to Sections will refer to Sections of this Agreement.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  In Witness Whereof, the Parties hereto have executed this Agreement as of the day and year first above written.


                                       360NETWORKS INC.


                                       Signed
                                       _______________________________________
                                       Name:
                                       Title:


                                       PURCHASER:


                                       Signed
                                       _______________________________________
                                       Gregory B. Maffei

ATTACHMENTS:

     Tab 1 --       Promissory Note
     Tab 2 --       Stock Assignment Separate from Certificate
     Tab 3 --       Deleted
     Tab 4 --       The Company's Capitalization
     Tab 5 --       Deleted

     Schedule A     Original Stock Purchase Agreement